Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into this 31st day of July, 2009 between Great American Group, Inc. (“Employer”) and Andrew Gumaer (“Executive”).

RECITAL

Employer desires to employ Executive, and Executive desires to be so employed by Employer, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual promises set forth in this Agreement, Employer and Executive hereby agree as follows:

1. Term of Employment

(a) The term of Executive’s employment under this Agreement (“Term”) shall commence on the closing date of the acquisition of Great American Group, LLC (“Great American”) by Employer (“Effective Date”). If the acquisition does not occur, this Agreement shall not take effect. The term of this Agreement shall begin on the Effective Date and end on the Termination Date (as defined below).

2. Compensation

(a) Subject to the provisions of this Agreement, in full consideration for all rights and services provided by Executive under this Agreement, Executive, during the Term, shall receive the compensation set forth in this Section 2, plus any compensation Employer subsequently awards to Executive.

(b) Commencing on the Effective Date, Executive shall receive an annual base salary (“Base Salary”) of Six Hundred Thousand Dollars ($600,000.00) paid in accordance with Employer’s payroll policies in effect from time to time. Executive’s Base Salary shall be increased on each anniversary of the Effective Date by an amount determined by Employer, but in no event will Executive’s Base Salary be increased by less than 5%.

(c) Executive will be eligible to receive an annual discretionary bonus (“Annual Bonus”). Executive’s Annual Bonus shall be subject to the terms and conditions of the Employer’s then-current bonus plan for senior executives.

(d) Executive will receive Two Thousand Dollars ($2,000.00) per month as an automobile allowance, which will be paid to Executive on the Effective Date and the first day of each month thereafter.

(e) Employer agrees that it shall defend, indemnify, and hold Executive harmless to the fullest extent permitted by applicable law from and against any and all liabilities, costs and claims, and all expenses actually incurred by Executive in connection therewith by reason of the fact that Executive is or was employed by Employer, served as a director of Employer, or otherwise provided services to Employer including, without limitation, all costs and expenses actually and reasonably incurred by Executive in defense of litigation arising out of Executive’s employment hereunder. All amounts payable to Executive or on Executive’s behalf under this subsection (e) shall be paid to Executive or on Executive’s behalf immediately on Executive incurring such liability. Employer shall maintain directors and officers’ insurance on such terms as determined by the Employer, naming Executive as an additional insured. The Employer shall use commercially reasonable efforts to ensure that the directors and officers’ insurance shall provide for a tail period of not less than six years post-employment.

3. Title; Location

Executive shall serve as CHIEF EXECUTIVE OFFICER. Executive’s principal place of business shall be 21860 Burbank Blvd., Suite 300 South, Woodland Hills, California 91367.

4. Duties

Executive shall report directly to the board of directors of the Employer (the “Board”) and shall have such duties commensurate with Executive’s position as may be assigned to Executive from time to time by the Board. Executive shall devote all of Executive’s working time to the performance of Executive’s duties hereunder, shall in all respects conform to and comply to the best of Executive’s ability with the lawful directions and instructions given to Executive by the Board. Further, Executive shall not, directly or indirectly, render services to any other person or organization without the consent of the Board or otherwise engage in activities that would interfere with Executive’s faithful performance of Executive’s duties hereunder; provided, however, that Executive may serve on civic or charitable boards or engage in charitable activities without remuneration if doing so is not inconsistent with, or adverse to, Executive’s employment hereunder.

5. Expenses

To the extent Executive incurs necessary and reasonable travel or other business expenses in the course of Executive’s employment, Executive shall be reimbursed for such expenses, upon presentation of written documentation in accordance with Employer’s policies in effect from time to time.

6. Other Benefits

(a) Executive shall be eligible to participate in all health, welfare, retirement, pension, life insurance, disability, perquisite and similar plans, programs and arrangements generally available to executives of Employer from time to time during the Term on terms and conditions no less favorable than offered to other senior employees of Employer.

(b) Executive will be entitled to paid vacation days in accordance with the normal vacation policies of Employer in effect from time to time; provided, however, that in no event shall Executive be entitled to less than twenty (20) paid vacation days per year.

(c) Executive shall be entitled to all of the same paid holidays provided by Employer to its full-time employees in the United States.

(d) Executive shall be entitled to reimbursement for the cost of first class air travel for any domestic or international travel reasonably related to Executive’s duties.

7. Protection of Employer’s Interests

(a) Property of the Employer. All rights worldwide with respect to any and all intellectual or other property of any nature produced, created or suggested by Executive, whether on Executive’s own time or not, alone or with others, during the term of Executive’s employment or resulting from Executive’s services which (i) relate in any manner at the time of conception or reduction to practice to the actual or demonstrably anticipated business of the Employer or its parents, predecessors, subsidiaries, joint venturers and other affiliates (collectively, the “Employer Group”), (ii) result from or are suggested by any task assigned to Executive or any work performed by Executive on behalf of the Employer Group, (iii) were created using the time or resources of the Employer Group, or (iv) are based on any property owned or idea conceived by the Employer Group, shall be deemed to be a work made for hire and shall be the sole and exclusive property of the Employer Group. Executive agrees to execute, acknowledge and deliver to the Employer, at the Employer’s request, such further documents, including copyright and patent assignments, as the Employer finds appropriate to evidence the Employer Group’s rights in such property. Executive’s agreement to assign to the Employer any of Executive’s rights as set forth in this Section 7(a) shall not apply to any invention that qualifies fully under the provisions of California Labor Code Section 2870, where no equipment, supplies, facility or trade secret information of the Employer Group was used, where the invention was developed entirely on Executive’s own time, where the invention does not relate to the Employer Group’s business, and where the invention does not result from any work performed by Executive for the Employer Group. Executive represents to Employer that Executive has not conceived or acquired an ownership interest in any inventions, patents, or copyrights, except those described in Exhibit A hereto, and that Executive will not incorporate, or permit to be incorporated, any inventions listed in Exhibit A hereto in any Employer Group process, Employer Group product or Employer Group inventions without Employer’s prior written consent. If Executive incorporates an invention listed on Exhibit A into a Employer Group product, Employer Group process or Employer Group invention (with or without Employer’s consent), Executive hereby grants to the Employer Group a nonexclusive, paid-up royalty-free, irrevocable, world-wide license (with rights to sublicense through multiple tiers of sub-licensees) to make, have, modify, use, sell, copy and create derivative works of such inventions. Executive owns no inventions, patents, or copyrights individually or jointly with others, except those described in Exhibit A attached hereto and that Exhibit A lists any and all agreements that might contain any of the restrictions described in this Section 7 or require the assignment of inventions, copyrightable works or of contributions to copyrightable works

(b) Confidentiality. Executive acknowledges, and the Employer agrees, that during Executive’s employment Executive will have access to and become informed of confidential and proprietary information concerning the Employer Group. During Executive’s employment and at all times following the termination of Executive’s employment, confidential or proprietary information of any entity in the Employer Group shall not be used by Executive or disclosed or made available by Executive to any person except as required in the course of Executive’s employment with Employer. Upon the termination of Executive’s employment (or at any time on the Employer’s request), Executive shall return to the Employer all such information that exists, whether in electronic, written, or other form (and all copies or extracts thereof) under Executive’s control and shall not retain such information in any form, including without limitation on any devices, disks or other media.

(c) Return of Property and Resignation from Office. Executive acknowledges that, upon termination of Executive’s employment for any reason whatsoever (or at any time on Employer’s request), Executive will promptly deliver to Employer or surrender to Employer’s representative all of Employer’s property, including, without limitation, all documents and other materials (and all copies thereof) relating to Employer’s business, all identification and access cards, all contact lists and third party business cards, however and wherever preserved, and any equipment provided by Employer, including, without limitation, computers, telephones, personal digital assistants, memory cards, and similar devices which Executive possesses or are in Executive’s custody or under Executive’s control.

(d) Non-solicitation. For a period of 12 months after the termination of Executive’s employment, Executive will not, either directly or indirectly, either alone or in concert with others, recruit or attempt to recruit, directly or indirectly, any employee of the Employer Group for employment with any other organization.

(e) Former Employers. Executive represents that Executive is not subject to any employment, confidentiality, or other agreement or restriction that would prevent Executive from fully satisfying Executive’s duties under this Agreement or that would be violated if Executive did so. Without the Employer’s prior written approval, Executive promises that Executive will not disclose to the Employer Group any proprietary information belonging to a former employer or other entity without its written permission

8. Termination of Employment

(a) By Employer Without Cause. At any time during the Term, Employer may terminate Executive’s employment with the consequences set forth herein.

(b) By Employer for Cause. At any time during the Term, Employer may terminate Executive’s employment for “Cause,” which for purposes of this Agreement, shall mean Executive (i) engaged in gross misconduct or gross negligence in the performance of Executive’s duties or willfully and continuously failed or refused to perform any duties reasonably requested in the course of Executive’s employment consistent with Executive’s position with Employer; (ii) engaged in fraud, dishonesty, or any other improper conduct that causes material harm to Employer or its business or reputation; (iii) materially breached this Agreement; or (iv) was convicted of, or pled guilty or no contest to, a felony or crime involving dishonesty or moral turpitude (excluding traffic offenses).

(c) By Executive for Good Reason. At any time during the Term, Executive may terminate Executive’s employment for “Good Reason,” which, for purposes of this Agreement, shall mean that without Executive’s written agreement, there is (i) a material diminution in

Executive’s Base Salary, authority, duties, or responsibilities; (ii) a material diminution in the budget over which Executive retains authority; (iii) a material change in the geographic location at which Executive must perform services; or (iv) any other action or inaction that constitutes a material breach of the terms of this Agreement. Executive must (i) provide Employer with written notice of Executive’s intent to terminate Executive’s employment and a description of the event Executive believes constitutes Good Reason within 120 days after the initial existence of the event, and (ii) Employer shall have thirty days after Executive provides the notice described above to cure the default that constitutes Good Reason (“Cure Period”). Executive will have thirty days following the end of the Cure Period to terminate Executive’s employment, after which Good Reason will no longer exist.

(d) By Executive Without Good Reason. At any time during the Term, Executive may terminate Executive’s employment without Good Reason.

(e) Death. In the event of Executive’s death during the Term, Executive’s employment shall terminate immediately as of the date of Executive’s death.

(f) Disability. At any time during the Term, Employer may terminate Executive’s employment on account of Disability with the consequences set forth herein

9. Termination of Obligations and Severance Payments

(a) General. Upon the termination of Executive’s employment pursuant to Section 8, Executive’s rights and Employer’s obligations to Executive under this Agreement immediately shall terminate except as provided in this Section 9 or Section 10(m), and Executive (or Executive’s heirs or estate, as applicable) shall be entitled to receive any amounts or benefits set forth below (subject in all cases to Section 10(k)). Notwithstanding anything to the contrary contained in this Agreement, upon termination of Executive’s employment for whatever reason, Employer immediately shall pay to Executive (or his estate if Executive is deceased) (1) any Base Salary earned but unpaid as of the Termination Date; (2) payment in lieu of any vacation accrued under Section 6 but unused as of the Termination Date; (3) any business expenses incurred but not reimbursed under Section 5 as of the Termination Date; and (4) any amounts or benefits under any compensation, incentive, or benefit plans vested but not paid as of the Termination Date.

For the purposes of this Agreement, the following terms shall have the following meanings:

“Disabled” or “Disability” shall mean either (i) Executive is unable to engage in the duties of his position by reason of any medically determinable physical or mental impairment which can be expected to result in death or last for a continuous period of not less than twelve months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or last for a continuous period of not less than twelve months, Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of Employer. Whether Executive is Disabled shall be determined by a physician mutually agreed upon by Executive and Employer. If Executive and Employer are unable to agree on such a physician, Executive and Employer shall each appoint one physician and those two physicians shall appoint a third physician who shall make the determination of whether Executive is Disabled.

“Severance” shall mean payment within fifteen days of Executive’s Termination Date of (1) a lump sum equal to two years of Executive’s Base Salary; (2) a lump sum equal to two times the highest Annual Bonus Executive was paid during the Term (or two times the first target Annual Bonus in the event that Executive is terminated prior to any Annual Bonus being paid); and (3) a lump sum equal to twenty-four times the monthly COBRA premium for Executive and Executive’s spouse and dependents, calculated as of the date of Executive’s Termination Date, with respect to each Company-sponsored group health plan in which Executive participates on the date Executive’s employment terminates.

“Termination Date” shall mean the effective date of Executive’s termination of employment pursuant to Section 8.

(b) Death, Disability, Termination by Employer Without Cause, or Termination by Executive for Good Reason. In the event Employer terminates Executive’s Employment Without Cause, Executive terminates employment for Good Reason, Employer terminates Executive’s employment for Disability or Executive dies, in addition to the amounts set forth in Section 9(a), Employer shall pay Executive (or Executive’s heirs or estate, if applicable) Severance in the amounts and at the time outlined above.

(c) Termination by Executive Without Good Reason or Termination by Employer for Cause. In the event Executive terminates Executive’s employment without Good Reason or Employer terminates Executive’s employment for Cause, Employer shall pay Executive the amounts set forth in Section 9(a).

10. General Provisions

(a) Entire Agreement. This Agreement supersedes all prior or contemporaneous agreements and statements, whether written or oral, concerning the terms of Executive’s employment with Employer and expressly supersedes that certain letter agreement between the Executive and Great American Group, LLC, dated July 16, 2007, which shall cease to have any force or effect immediately prior to the Effective Date. No amendment or modification of these agreements shall be binding unless it is set forth in a writing signed by both Employer and Executive. To the extent that this Agreement conflicts with any of Employer’s policies, procedures, rules, or regulations, this Agreement shall supersede the other policies, procedures, rules, or regulations.

(b) Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Executive or Employer without the prior written consent of both parties.

(c) Successors. This Agreement shall be binding on and inure to the benefit of Employer and its successors and assigns. This Agreement also shall be binding on and inure to the benefit of Executive and Executive’s heirs, executors, administrators, and legal representatives.

(d) Waiver. No waiver by Executive or Employer at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

(e) Expiration. This Agreement does not constitute a commitment of Employer with regard to Executive’s employment, express or implied, other than to the extent expressly provided for herein.

(f) Taxation. Employer may withhold from any payments made under the Agreement all federal, state, city, or other applicable taxes or amounts as shall be required or permitted pursuant to any law, governmental regulation or ruling, or agreement with Executive.

(g) Choice of Law. Except to the extent governed by Federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflict of law principles.

(h) Immigration. In accordance with the Immigration Reform and Control Act of 1986, employment under this Agreement is conditioned upon satisfactory proof of Executive’s identity and legal ability to work in the United States.

(i) Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under, or would require the commission of any act contrary to, existing or future laws effective during the Term, such provisions shall be fully severable; the Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a legal and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

(j) Headings. The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this Agreement.

(k) Section 409A. Severance pay under this Agreement is intended to comply with the “short-term deferral” exception to Section 409A. Notwithstanding anything contained in this Agreement to the contrary, Executive shall not be considered to have terminated employment with Employer for purposes of the Agreement and no payments that become due under this Agreement as a result of Executive’s termination of employment shall be due to Executive under this Agreement unless Executive would be considered to have incurred a “separation from service” from Employer within the meaning of Section 409A. If and to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s termination of employment instead shall be paid on the first business day after the date that is six months following Executive’s termination of employment (or upon Executive’s death, if earlier). For purposes of this Agreement, each amount to be paid or benefit to be provided to Executive pursuant to Section 9 of this Agreement shall be construed as a separate, identified payment for purposes of Section 409A. With respect to expenses eligible for reimbursement under the terms of this Agreement, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A.

(l) 280G. Notwithstanding anything herein to the contrary, in the event that Executive receives any payments or distributions, whether payable, distributed, or distributable pursuant to the terms of this Agreement or otherwise, which constitute “parachute payments” within the meaning of Section 280G of the Code, and the net after-tax amount of the parachute payment is less than the net after-tax amount if the aggregate payment to be made to Executive were three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), less $1.00, then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that will equal three times Executive’s base amount, less $1.00. The determinations to be made with respect to this Section 10(l) shall be made by a certified public accounting firm designated by Employer.

(m) Survivability. The provisions of Sections 7, 9 and 10 shall survive the termination or expiration of this Agreement.

(n) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

11. Notices

All notices which either party is required or may desire to give the other shall be in writing and given either personally or by depositing the same in the United States mail addressed to the party to be given notice as follows:

To the Employer:	21860 Burbank Blvd Suite 300 South Woodland Hills, CA 91367

To Executive:	At the most recent address listed in Executive’s personnel file

Either party may by written notice designate a different address for giving of notices. The date of mailing of any such notices shall be deemed to be the date on which such notice is given.

[Signature Page Follows]

ACCEPTED AND AGREED TO:

Employer		Employee

GREAT AMERICAN GROUP, INC.

By:	/s/ Harvey M. Yellen	/s/ Andrew Gumaer
NAME	Harvey M. Yellen	Andrew Gumaer
TITLE	Vice Chairman and President

Date: July 31, 2009		Date: July 31, 2009

[Signature Page to Employment Agreement]

Exhibit A

Inventions, Patents, Copyrights and Agreements

Any item below left blank shall mean that Executive’s response to such item is “None.”

1.	Previously Conceived Inventions

(Please describe any inventions which you have developed or in which you have some ownership interest.)

2.	Patents

(Please list or describe all patents you own individually with others, or for which applications are pending.)

3.	Copyrights

(Please describe any matters for which you claim the copyright either individually or with others).

4.	Other Agreements

(Please list and provide copies of pertinent portions of all agreements with former employers or others containing any of the restrictions described in Section 7 or requiring the assignment of inventions, copyrightable works or of contributions to copyrightable works.)